WEITZ FUNDS

Conservative Allocation Fund

Core Plus Income Fund

Large Cap Equity Fund

Multi Cap Equity Fund

Partners III Opportunity Fund

Short Duration Income Fund

Ultra Short Government Fund

(the “Funds”)

each a separate investment series of

THE WEITZ FUNDS

(the “Trust”)

Amended Plan Pursuant to Rule 18f-3

Under the Investment Company Act of 1940

I.       Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), this Plan describes the multi-class system for certain classes of shares of Conservative Allocation Fund, Core Plus Income Fund, Large Cap Equity Fund, Multi Cap Equity Fund, Nebraska Tax Free Income Fund, Partners III Opportunity Fund, Short Duration Income Fund and Ultra Short Government Fund (the “Funds”), each a separate investment series of The Weitz Funds, a Delaware statutory trust (the “Trust”), including the arrangements for fund administration and shareholder administrative services and the method for allocating expenses applicable to the classes.

II.       The Multi-Class System

The Funds offer two classes of shares, Institutional Class Shares and Investor Class Shares. Shares of each class of the Funds shall represent an equal pro rata interest in a Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Institutional Class Shares and Investor Class Shares shall have the features described in Sections A, B and C, below.

A.       Sales Charge Structure

1.       Institutional Class Shares. Institutional Class Shares shall be offered at their then-current net asset value without the imposition of either a front-end sales charge or a contingent deferred sales charge, provided however, that such sales charges may be imposed in the future as the Board of Trustees of the Trust may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Institutional Class Shares shall be distinguished from Investor Class Shares by the relative rates of shareholder administrative services fees allocable to each respective class of shares as described more fully below.

2.       Investor Class Shares. Investor Class Shares shall be offered at their then-current net asset value without the imposition of either a front-end sales charge or a contingent deferred sales charge, provided however, that such sales charges may be imposed in the future as the Board of Trustees may approve and as disclosed in a future prospectus or prospectus supplement for the Funds. Investor Class Shares shall be distinguished from Institutional Class Shares by the relative rates of shareholder administrative services fees allocable to each respective class of shares as described more fully below.

B.       Administrative Services Plan

The Trust has adopted an Administrative Services Plan with respect to the classes of shares of the Funds containing the following terms:

1.       Institutional Class Shares. Institutional Class Shares of each Fund shall not be subject to an Administrative Services Plan and the Funds’ investment adviser, out of its own resources, shall be responsible for costs and expenses incurred in connection with the shareholder administrative services provided to Institutional Class shareholders of the Funds, as disclosed in the Funds’ current prospectus and Statement of Additional Information.

2.       Investor Class Shares. Investor Class Shares of each Fund shall pay and/or reimburse the Funds’ investment adviser for costs and expenses incurred in connection with the shareholder administrative services provided to the Investor Class shareholders of the Funds, as provided in the Administrative Services Plan for Investor Class Shares.

C.       Allocation of Income and Expenses

1.       General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of a Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to the Fund and are not attributable to a particular class of the Fund (“Trust Expenses”) and expenses of the Fund that are not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets.

2.       Class Expenses

Expenses attributable to a particular class (“Class Expense”) shall be limited to: (a) payments pursuant to the Administrative Services Plan for that class, including reimbursement payments made by the Adviser to third parties providing shareholder administrative services to shareholders of the subject class; (b) transfer agent fees attributable to that class as provided in the Trust’s agreement with its third-party transfer agent, (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) sub-administration and/or fund accounting fees attributable to that class as provided in the Adviser’s agreement with the Funds’ sub-administrator or accounting agent, (f) litigation or other legal expenses relating solely to that class; and (g) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by the Board and by a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act.

3.       Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by Weitz Investment Management, Inc. (the investment adviser and administrator for the Funds), Weitz Securities, Inc. (the distributor for the Funds) or any other provider of services to the Funds or the Trust without the prior approval of the Board of Trustees.

D.       Board Review

1.       Approval of Plan

The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Funds (the

“Independent Trustees”), at a meeting held on May 19, 2011, initially approved the Plan based on a determination that the Plan, including the expense allocations, is in the best interests of each Fund and of each class. The Board approved certain amendments to the Plan at meetings held on February 11, 2014, May 22, 2014, November 8, 2016, February 12, 2019, May 27, 2021 and May 23, 2024, in each case based on determinations that the Plan, as amended, including the expense allocations, is in the best interests of each applicable Fund and of each related class. In each case, their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2.       Approval of Amendments

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendment, including any proposed related expense allocation, is in the best interest of each class and the Funds. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3.       Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

E.       Exchange Privileges and Conversion Features

Shareholders of the Funds may exchange shares of one class of a Fund for shares of an identical class of another Fund, based upon each respective Fund’s net asset value per share, or exchange or have their shares converted between classes of shares of a Fund in the manner and to the extent set forth in the Funds’ then current prospectus, subject to applicable investment minimums and other applicable eligibility requirements.

F.       Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

G.       Effective Date

This Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section D of the Plan, initially took effect as of August 1, 2011. Amendments to this Plan took effect as of July 31, 2014, December 16, 2016, February 12, 2019 and July 31, 2021. The latest set of amendments to this Plan will take effect on July 31, 2024.